Luis A. Padilla
19 Brinker Road
Barrington, Illinois 60010
847-304-8980/ Fax 847-304-8984
luiepadilla@gmail.com

Mr. Scott Kuhlman
Kuhlman Company Inc.
701 North Third Street
Minneapolis, MN 55401

Dear Mr.Kuhlman,

This letter shall serve as my resignation from the Board of Directors of Kuhlman Company Inc.

Due to the demands on my schedule plus potential conflicts while in pursuit of new career alternatives I will not be able to continue in my role as a director of Kuhlman Inc.

I wish you and the rest of the Board all the best in your on-going efforts.

Sincerely,

Luis Padilla.